Exhibit 21

SUBSIDIARIES OF W&T OFFSHORE, INC.

The subsidiaries of W&T Offshore, Inc. are listed below.

Name	State of Organization	Percent Owned
Gulf of Mexico Oil and Gas Properties LLC	Delaware	100.0%

N.O. Properties LLC	Delaware	100.0%

Offshore Energy I LLC	Delaware	100.0%

Offshore Energy II LLC	Delaware	100.0%

Offshore Energy III LLC	Delaware	100.0%

Offshore Shelf LLC	Delaware	100.0%

W&T Energy VI, LLC	Delaware	100.0%

W&T Energy VII, LLC	Delaware	100.0%

W&T Holdings, L.L.C.*	Louisiana	100.0%

White Shoal Pipeline Corporation	Delaware	64.5%

*	W&T Offshore, Inc. has commenced the process of dissolving this subsidiary.